EX-99.77C - Safeco Taxable Bond Trust

A special  meeting  of the  shareholders  of the Safeco  Intermediate-Term  U.S.
Government Bond Fund (the "Fund"), a series Fund of the Safeco Taxable Bond Trust, was held on December 8, 2004. By a vote of 3,664,928 to 170,353, the shareholders of the Fund approved a plan of reorganization whereby shareholders of the Fund agreed to merge into the Pioneer America Income Trust by exchanging their shares for shares of the Pioneer America Income Trust. By a vote of 3,667,478 to 165,884, the shareholders of the Fund also approved the interim advisory agreement between Pioneer Investment Management, Inc. and the Fund.

A special meeting of the shareholders of the Safeco High-Yield Bond Fund (the "Fund"), a series Fund of the Safeco Taxable Bond Trust, was held on December 8, 2004. By a vote of 4,162,306 to 314,976, the shareholders of the Fund approved a plan of reorganization whereby shareholders of the Fund agreed to merge into the Pioneer High Yield Fund by exchanging their shares for shares of the Pioneer High Yield Fund. By a vote of 4,161,493 to 318,052, the shareholders of the Fund also approved the interim advisory agreement between Pioneer Investment Management, Inc. and the Fund.